Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-237660
April 22, 2020


talkEHR™
iRx
TUES
12
MTBC

NASDAQ Global Market: MTBC, MTBCP

April 2020

Statement about Free Writing Prospectus

The issuer has filed a registration statement with the SEC for the offering to which this presentation relates. This free writing prospectus relates to the proposed public offering of Series A Preferred Stock of MTBC, Inc. (the "Company"), registered in a Registration Statement on Form S-1/A (the "Registration Statement"), Commission File No. 333-237660. This free writing prospectus should be read together with the Registration Statement and the prospectus included in that Registration Statement (including the risk factors described therein), which can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1582982/000149315220006888/forms-1a.htm

You may also access the Company's annual reports, quarterly and current reports, proxy statements and other information on the SEC website through the following link:

https://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001582982&type=&dateb=&owner=exclude&count=100

Before you invest, you should read the Registration Statement, the prospectus and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. or on MTBC's investor relations web site at ir.mtbc.com. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the entire prospectus if you request it by calling Bill Korn (732) 873-5133 x 133 or emailing bkorn@MTBC.com.

Safe Harbor Statements

This presentation contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "believe", "continue", "could", "estimate", "expect", "goals", "intend", "likely", "may", "might", "plan", "potential", "predict", "project", "should", "will" or the negative of these terms or other similar terms and phrases.

Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Forward-looking statements in this presentation include, without limitation, statements reflecting management's expectations for future financial performance and operating expenditures, expected growth, profitability and business outlook, increased sales and marketing expenses, and the expected results from the integration of our acquisitions.

Forward-looking statements are only current predictions and are subject to substantial known and unknown risks, uncertainties, and other factors that may cause our (or our industry's) actual results, levels of activity, performance, or achievements to be materially different from those anticipated by such statements. These factors include our ability to:

- Manage our growth, including acquiring, partnering with, and effectively integrating the recent acquisition of CareCloud Corporation and other acquired businesses into our infrastructure and avoiding legal exposure and liabilities associated with acquired companies and assets;
- Retain our clients and revenue levels, including effectively migrating new clients and maintaining or growing the revenue levels of our new and existing clients;
- Maintain operations in Pakistan and Sri Lanka in a manner that continues to enable us to offer competitively priced products and services;
- Keep pace with a rapidly changing healthcare industry;
- Consistently achieve and maintain compliance with a myriad of federal, state, foreign, local, payor and industry requirements, regulations, rules, laws and contracts;
- Maintain and protect the privacy of confidential and protected Company, client and patient information;
- Develop new technologies, upgrades and adapt legacy and acquired technologies to work with evolving industry standards and third-party software platforms and technologies, and protect and enforce all of these and other intellectual property rights;
- Attract and retain key officers and employees, and the continued involvement of Mahmud Haq as Executive Chairman and Stephen Snyder as Chief Executive Officer, all of whom are critical to our ongoing operations, growing our business and integrating of our newly acquired businesses;
- Comply with covenants contained in our credit agreement with our senior secured lender, Silicon Valley Bank and other future debt facilities;
- Compete with other companies developing products and selling services competitive with ours, and who may have greater resources and name recognition than we have;
- Respond to the uncertainty resulting from the recent COVID-19 pandemic and the impact it may have on our operations, the demand for our services, and economic activity in general; and
- Keep and increase market acceptance of our products and services.

Although we believe that the expectations reflected in the forward-looking statements contained in this presentation are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

In our earnings releases, prepared remarks, conference calls, slide presentations, and webcasts, we may use or discuss non-GAAP financial measures, as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in the Appendix to this presentation. Our earnings press releases containing such non-GAAP reconciliations can be found in the Investor Relations section of our web site at ir.mtbc.com.

The statements in this presentation are made as of the date of this presentation, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Transaction Overview

Issuer	MTBC, Inc.
Security	11% Series A Cumulative Redeemable Perpetual Preferred Stock ("Series A Preferred Stock")
Ticker / Exchange	MTBCP / Nasdaq Global Market
Proposed Offering Size	$15,000,000[(1)]
Shares Offered / Overallotment	600,000[(1)] + 15% overallotment
Liquidation Preference per Share	$25.00
Price Talk	$25.00 - $25.25 per share
Dividends	11% arrears, paid monthly
Optional Redemption	Series A Preferred Stock is not redeemable by the Issuer prior to November 4, 2020. After November 4, 2020, the Issuer may redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption.
Special Optional Redemption	Special optional redemption by the Issuer upon the occurrence of a Change of Control. The Issuer may, at its option, upon not less than 30 nor more than 60 days' written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.
DRD/QDI Eligible	Yes, once Issuer reports positive federal taxable income. Dividends are currently treated as non-dividend distributions which reduce shareholder basis, since Issuer has reported negative current and accumulated earnings and profits (as defined in the U.S. federal tax code).
Use of Proceeds	Working capital, general corporate purposes and growth initiatives, including potential future acquisitions
Expected Pricing Date	4/23/2020 subject to acceleration
Bookrunning Managers	B. Riley FBR, Ladenburg Thalmann, National Securities Corporation
Co-Managers	Boenning & Scattergood, Chapin Davis, Wedbush Securities, Inc., Dougherty & Company, The Benchmark Company

1) Actual offering size may differ materially from the figures shown; offering size to be determined by negotiations between the Company and the underwriters.

MTBC Overview

MTBC is a healthcare IT leader delivering the industry's most comprehensive suite of cloud-based solutions and business services.

70+	10M+	15,000+	2,800+
Specialties	Patient Lives	Providers	Employees



Gartner Digital Markets

Capterra GetApp Software Advice

Available on the App Store

4.6

2.9K Ratings

#1 Cloud-Based EHR

#1 Practice Management Software

- Practice Management
- Electronic Health Records
- Revenue Cycle Management
- Patient Experience Management
- Telehealth
- Group Purchasing Organization
- Business Intelligence
- App Ecosystem

** Details reflect the MTBC family of companies as of 2/28/2020, including CareCloud.*

Revenue Growth: 2013 – 2019 plus 2020 guidance



($ in millions)
2013 – 2019 Historical CAGR: 35%
$10.5
$18.3
$23.1
$24.5
$31.8
$50.5
$64.4
$100-102
2019 – 2020:
55% - 58% Growth
Range
Guidance
Actual
2013
2014
IPO
2015
2016
2017
2018
2019
2020
Guidance

Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results

Adjusted EBITDA: 2016 – 2019 plus 2020 guidance



($ in millions)
$12-13
$8.1
$4.8
$2.3
($0.6)
2019 – 2020:
48% - 60% Growth
2016
2017
2018
2019
2020
Guidance
Range
Guidance
Actual

Non-GAAP Financial Measure Reconciliation

($000s)	2016	2017	2018	2019
GAAP Net Loss	**$ (8,797)**	**$ (5,565)**	**$ (2,138)**	**$ (872)**
Provision (benefit) for income taxes	197	68	(157)	193
Net interest expense	646	1,307	250	121
Foreign exchange / other expense	53	(249)	(435)	827
Stock-based compensation expense	1,928	1,487	2,464	3,215
Depreciation and amortization	5,108	4,300	2,854	3,006
Transaction, integration, restructuring & impairment costs	976	791	1,891	1,955
Change in contingent consideration	(716)	152	73	(344)
Adjusted EBITDA	**$ (605)**	**$ 2,291**	**$ 4,802**	**$ 8,101**

Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from anticipated results

Experienced Leadership Team



Mahmud Haq
Founder and Executive Chairman
- Former CEO of Compass International Services Corporation (Nasdaq: CMPS). Completed 14 acquisitions in 18 months, growing revenue to ~$180 million rate. Acquired by NCO Group, Inc.
- Various senior positions at American Express Company (NYSE: AXP) for 12 years including VP of Global Risk Mgmt.
- B.S. in Aviation Management, Bridgewater State College. M.B.A. in Finance, Clark University



Stephen Snyder
Chief Executive Officer and Director
- Joined MTBC in 2005. Formerly served as VP / General Counsel, COO and President
- Attorney for 17 years with M&A and healthcare law experience
- Writings on healthcare industry, law and policy have been published by American Bar Association
- J.D. Rutgers School of Law – senior editor of law journal



A. Hadi Chaudhry
President and Director
- Joined MTBC in 2002. Formerly served as Manager of IT, General Manager, Chief Information Officer, and VP of Global Operations
- Extensive healthcare IT experience
- Various roles in the banking and IT sector prior to MTBC
- BS in Mathematics and Statistics and holds numerous information technology certifications



Bill Korn
Chief Financial Officer
- Joined MTBC in 2013
- CFO of Antenna Software, Inc. from 2002 – 2012. Completed 5 acquisitions and grew the business at a CAGR of 87%
- Former executive at IBM (NYSE: IBM) for 10 years.
- A.B. in Economics magna cum laude, Harvard College. M.B.A. Harvard Business School



Anne Busquet
Director
- Board member of Pitney Bowes Inc. (NYSE: PBI), Intercontinental Hotels Group plc (LSE: IHG) and Provista Diagnostics, Inc.
- Former President of American Express Interactive



John Daly
Director
- Former EVP and Director of E.F. Hutton & Company
- Former Head of Private Client Division and Int'l Equity Capital Markets at Salomon Brothers



Cameron Munter
Director
- Sr. Advisor, Agora Strategy Group AG (Berlin)
- Former President of the East-West Institute
- Former U.S. Ambassador to Pakistan

Healthcare Providers Facing Unprecedented Challenges

Transition to More Complex Payment Models

Consumerism & Patient Obligation



Administrative & Regulatory Burden

Consolidation & Rollups

A Multi-faceted Growth Strategy

MTBC A Unique Healthcare IT Company® .com

Organic Growth

Increased spending on marketing & sales, historically <4% of revenue

Focus on cross-selling and expanding share-of-wallet

Partnerships

Turn smaller competitors into customers

Leverage MTBC's technology and/or offshore team

Acquisitions

Acquire revenue cycle management ("RCM") companies and complementary businesses

Leverage efficiency and lower costs to grow adjusted EBITDA

Acquisitions: CareCloud

A Transformative Market Opportunity

- Acquired January 8, 2020
- Proprietary, integrated, highly rated, cloud-based SaaS platform
- ~750 practices, ~4,500 providers
- Continuing annualized recurring revenues > $30M
- Purchase price: ~$36M plus $3M potential performance earn-out and warrants
- Aggressive R&D spending historically with resulting net losses*
- Accretive to earnings for 2020

Comprehensive Software Solutions for Physician Practices

Central PM Software	**Charts EHR Software**
Breeze PXM Software	**Concierge RCM Software & Services**



TUES
12
DIAGNOSES
M19.029

CareCloud

*Net loss of $26.3 million during 2018 and $21.7 million during 2019

Telehealth

- September 2019: Initial deployment of MTBC's integrated telehealth platform
- December 2019: talkPHR™ launched to MTBC clients, integrated with MTBC's talkEHR™
- March 2020: CareCloud Live launched to CareCloud clients, integrated with CareCloud Central


LIVE
Location
Provider
Appointment Count
Appointments

CareCloud LIVE talkPHR

MTBC's Competitive Advantages

A Unique Healthcare IT Company®

Technology Platform



ISO 27001 certified / HIPAA compliant

Global Team

- U.S.-based team with deep healthcare industry knowledge and expertise
- Significantly lower labor costs via over 2,400 English-speaking, college educated employees in Pakistan and Sri Lanka
- Approximately 300 dedicated technology professionals



Proven Integrator/Operator

- Scalable model with recurring revenue
- Completed 15 acquisitions since July 2014 IPO
- Track record of operating cost reductions and platform enhancements
- Positive adjusted EBITDA every quarter since Q2 2017



Proven & Repeatable Acquisition Integration Expertise

MediGain — October 2016

ORION HEALTHCORP — July 2018

Etransmedia — April 2019



Acquisitions Expenses Reduction
100%
80%
60%
40%
20%
0%
Q0
(Prior to acquisition)
Q1
Q2
Q3
MediGain
Orion - RCM
ETM

For Orion, the practice management segment and group purchasing organization were profitable before acquisition, so expense reductions focused on RCM business only

- Reduction of expenses by over 60% in the first 3 quarters after closing
- Standard procedure:
  - Replace offshore subcontractors with MTBC's global team
  - Use MTBC's technology to streamline workflows
  - Reduce administrative burden of U.S. team so they can focus on client experience
- Acquisitions typically reduce adjusted EBITDA for 1-2 quarters, and are accretive by the 3rd or 4th quarter

2019 Results



Revenue
+27%
$50.5
$64.4
2018
2019
Net loss
+$1.3 M
(4%) margin
(1%) margin
($0.9)
($2.1)
2018
2019
Adjusted net income
+94%
$6.7
$3.5
7% margin
10% margin
2018
2019
Adjusted EBITDA
+69%
$8.1
$4.8
9% margin
13% margin
2018
2019

($ in millions. Percent change reflects 2018 to 2019)

See reconciliations of non-GAAP results in the Appendix

Capitalization *after acquiring CareCloud*

Common Stock

- Nasdaq: MTBC
- Outstanding: 12,367,293 shares
- Current price: $6.64 (as of April 20, 2020)
- Market cap: $82.1 million
- Share structure:
  - Fully diluted: 15,370,272 shares
  - Public float: 6,710,243 shares
  - Insiders: ~ 46%

Series A Preferred Stock

- Nasdaq: MTBCP
- Outstanding: 3,330,778 shares after acquisition
- Current price: $25.40 (as of April 20, 2020)
- Equity value: $84.6 million
- Dividend: 11% of redemption value ($25.00), paid monthly
- Non-convertible
- Optionally redeemable at $25.00 per share at Company's option beginning Nov. 2020

CareCloud acquisition paid in cash plus Series A Preferred Stock, without issuing additional common equity

Why MTBC

A proven healthcare IT operator focused on creating shareholder value through further revenue growth and increased operating cash flow

- Proprietary healthcare IT platform streamlines workflow, increases revenue and decreases expenses for customers
- Successful consolidator in highly fragmented industry
- Scalable operating cost structure
- Highly respected cloud-based platform
- 2020 revenue guidance: ***$100-102 million***
- 2020 adjusted EBITDA guidance: ***$12-13 million***



Thank You


NASDAQ: MTBC
$6.93
Company Overview

Corporate Website	www.mtbc.com
Investor Relations page	ir.mtbc.com
Investor Inquiries	Bill Korn, CFO bkorn@mtbc.com Matt Kreps, Darrow IR mkreps@darrowir.com (214) 597-8200


talkEHR
iRx
TUES
12
MTBC

Appendix

Non-GAAP Financial Measures Reconciliation and Definitions

($000s)		2018		2019		Q4 2019
GAAP Net (Loss) Income	$	(2,138)	$	(872)	$	332
(Benefit) provision for income taxes		(157)		193		91
Net interest expense		250		121		39
Foreign exchange (gain) loss / other expense		(435)		827		419
Stock-based compensation expense		2,464		3,215		891
Depreciation and amortization		2,854		3,006		598
Transaction, integration, restructuring & impairment costs		1,891		1,955		416
Change in contingent consideration		73		(344)		-
Adjusted EBITDA	$	4,802	$	8,101	$	2,786

($000s)		2018		2019		Q4 2019
GAAP Net (Loss) Income	$	(2,138)	$	(872)	$	332
Foreign exchange (gain) loss / other expense		(435)		827		419
Stock-based compensation expense		2,464		3,215		891
Amortization of purchased intangible assets		1,828		1,877		328
Transaction, integration, restructuring & impairment costs		1,891		1,955		416
Change in contingent consideration		73		(344)		-
Income tax (benefit) expense related to goodwill		(208)		80		50
Non-GAAP Adjusted Net Income	$	3,475	$	6,738	$	2,434

Definitions:

- Number of providers includes all providers using any offerings
- Patient lives are patients serviced by RCM and SaaS clients during 2019